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                                                                     Exhibit 2.2

                                   Corrected

                         Plan and Agreement of Merger

                                      of

                     Initial Managers and Investors, Inc.

                                     Into

                                PB Newco, Inc.

     PLAN AND AGREEMENT OF MERGER made as of the 9th day of April, 1996, between Initial Managers and Investors, Inc., a Maryland corporation, hereinafter called the First Company, and PB Newco, Inc., an Iowa corporation, hereinafter called the Second Company.

     WHEREAS, the First Company has an authorized capital stock consisting of 30,000,000 shares of Class A common stock, par value $0.005 per share, 20,000,000 shares of Class B common stock, par value $0.005 per share, and 5,000,000 shares of preferred stock, par value $0.005 per share, of which 100 shares of Class B Common Stock have been duly issued and are now outstanding, and

     WHEREAS, the Second Company has an authorized capital stock consisting of 10,000,000 shares of common stock, par value $0.01 per share, and one (1) share of preferred stock, par value $0.01 per share, of which 440,000 shares of common stock and one (1) share of preferred stock have been duly issued and are now outstanding, and

     WHEREAS, the Boards of Directors of the First Company and the Second Company, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders that the First Company merge with and into the Second Company under and pursuant to the provisions of the Corporations and Associations Article of the Annotated Code of Maryland and of the Iowa Business Corporation Act of the State of Iowa.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

     1. MERGER. The First Company shall be and it hereby is merged into the Second company.
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     2.  EFFECTIVE DATE.  This Agreement of Merger shall become effective immediately upon compliance with the laws of the States of Maryland and Iowa, the time of such effectiveness being hereinafter called the "Effective Date."

     3. SURVIVING CORPORATION. The Second Company shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Iowa, but the separate corporate existence of the First Company shall cease forthwith upon the Effective Date.

     4. AUTHORIZED CAPITAL. The authorized capital stock of the Second Company following the Effective Date shall be 10,000,000 shares of Common Stock, par value $0.01 per share and one (1) share of Preferred Stock, par value $0.01 per share, unless and until the same shall be changed in accordance with the laws of the State of Iowa.

     5. ARTICLES OF INCORPORATION. The Articles of Incorporation of the Second Company as they exist on the Effective Date shall be the Articles of Incorporation of the Second Company following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Articles of Incorporation or herein upon any shareholder or director or officer of the Second Company or upon any other persons whomsoever are subject to the reserve power. Such Articles of Incorporation shall constitute the Articles of Incorporation of the Second Company separate and apart from this Agreement of Merger and may be separately certified as the Articles of Incorporation of the Second Company.

     6. BYLAWS. The Bylaws of the Second Company as they exist on the effective date shall be the Bylaws of the Second Company following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof.

     7. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of the Second Company immediately after the Effective Time of the merger shall be those persons who were the members of the Board of Directors and the officers, respectively, of the Second Company immediately prior to the Effective Time of the merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

     8. FURTHER ASSURANCE OF TITLE. If at any time the Second Company shall consider or be advised that any acknowledgements or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to the Second Company any right, title, or interest of the First Company held immediately prior to the Effective Date, the First Company and its proper officers and directors shall and will execute and deliver all such acknowledgements or assurances in law and do all things necessary to proper to acknowledge or confirm such right, title, or interest in the Second Company as shall be necessary to carry out the purposes of this Plan and Agreement of Merger, and the Second

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Company and the proper officers and directors thereof are fully authorized to take any and all such action in the name of the First Company or otherwise.

     9. CONVERSION OF OUTSTANDING STOCK. Forthwith upon the Effective Date, each of the issued and outstanding shares of capital stock of the First Company and all rights in respect thereof shall be cancelled and shall cease to exist and no stock of the Second Company or other consideration shall be delivered in exchange therefor; and the shares of capital stock of the Second Company issued and outstanding or held in Treasury immediately prior to such Effective Date shall not be effected by the merger but shall be the same number, and type of shares of the surviving corporation. The certificates for such shares of capital stock of the First Company shall no longer evidence any ownership interest in either the First or the Second Company.

     10. RIGHTS AND LIABILITIES OF SECOND COMPANY. At and after the effective time of the merger, the Second Company shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers and franchises, both public and private, and all of the property, real, personal, and mixed, of each of the parties hereto; all debts due to the First Company or whatever account shall be vested in the Second Company; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the parties hereto shall be as effectively the property of the Second Company as they were of the respective parties hereto; the title to any real estate vested by deed or otherwise in the First Company shall not revert or be in any way impaired by reason of the merger, but shall be vested in the Second Company; all rights of creditors and all liens upon any property of either of the parties hereto shall be preserved unimpaired, limited in lien to the property affected by such lien at the effective time of the merger; all debts, liabilities, and duties of the respective parties hereto shall thence forth attach to the Second Company and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contacted by it; and the Second Company shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the merger.

     11. BOOK ENTRIES. The merger contemplated hereby shall be treated as a pooling of interests and as of the Effective Date entries shall be made upon the books of the Second Company in accordance with the following:

     (a) The assets and liabilities of the First Company shall be recorded at the amounts at which they are carried on the books of the First Company immediately prior to the Effective Date with appropriate adjustment to reflect the cancellation of the 100 shares of Class B common stock of the First Company.

     (b) As appropriate, there shall be credited to capital surplus account an amount equal to that carried on the capital surplus account of the First Company immediately prior to the Effective Date.

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     (c)  As appropriate, there shall be credited to earned surplus account an amount equal to that carried on the earned surplus account of the First Company immediately prior to the Effective Date.

     12. SERVICE OF PROCESS ON SECOND COMPANY. The Second Company agrees that it may be served with process in the State of Maryland in any proceeding for enforcement of any obligation of the First Company as well as for the enforcement of any obligation of the Second Company arising from the merger.

     IN WITNESS WHEREOF, each of the corporate parties hereto, pursuant to the authority duly granted by the Board of Directors, has caused this Agreement of Merger to be executed by its President and attested by its Secretary and its corporate seal to be hereunto affixed.


ATTEST:                                Initial Managers and Investors, Inc.


/s/ David T. Blair                     BY:  /s/ Lee Khan
- ----------------------------                ----------------------------
David T. Blair                              Lee Khan, President

Corporate Seal

ATTEST:                                PB Newco, Inc.


/s/ S. Joseph Bruno                    BY:  /s/ Thomas L. Blair
- ----------------------------                ----------------------------
S. Joseph Bruno, Secretary                  Thomas L. Blair, President

Corporate Seal


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